As filed with the Securities and Exchange Commission on April 30, 2025

Registration No. 333-279600

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1 REGISTRATION STATEMENT NO. 333-279600

UNDER
THE SECURITIES ACT OF 1933

GCT Semiconductor Holding, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6770	86-2171699
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

GCT Semiconductor Holding, Inc.
2290 North 1st Street, Suite 201
San Jose, California 95131
(408) 434-6040
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Schlaefer
Chief Executive Officer
GCT Semiconductor Holding, Inc.
2290 North 1st Street, Suite 201
San Jose, California 95131
(408) 434-6040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Albert Lung, Esq.
Morgan, Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
(650) 843-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ⌧
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or classes of additional securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

GCT Semiconductor Holding, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-279600) filed by the Registrant with the Securities and Exchange Commission (“SEC”) on May 22, 2024 and declared effective on June 06, 2024 (“S-1 Registration Statement”), to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under the S-1 Registration Statement as of the date hereof.

The S-1 Registration Statement pertains to the registration for resale by B. Riley Principal Capital II, LLC (the “Selling Stockholder”) of 10,900,000 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), issuable pursuant to a Common Stock Purchase Agreement, dated as of April 23, 2024 (the “Common Stock Purchase Agreement”), that the Registrant entered into with the Selling Stockholder.

On April 23, 2025, the Registrant filed a Registration Statement on Form S-3 (File No. 333-286713) with the SEC, which was declared effective on April 30, 2025, to register, pursuant to the Common Stock Purchase Agreement, all unsold or unissued Common Stock of the Selling Stockholder under the S-1 Registration Statement.

For ease of reference, all share numbers above are as stated in the S-1 Registration Statement.

Any and all offerings of the Registrant’s securities pursuant to the S-1 Registration Statement have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the S-1 Registration Statement. In addition, in accordance with undertakings made by the Registrant in the S-1 Registration Statement to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the S-1 Registration Statement that remain unsold under the S-1 Registration Statement as of the date hereof. The S-1 Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, California, on April 30, 2025.

GCT SEMICONDUCTOR HOLDING, INC.

By:	/s/ John Schlaefer
Name:	John Schlaefer
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.